FOR IMMEDIATE RELEASE

NBA Champion Dwyane Wade and Naked Announce Partnership to Grow Innerwear Brand

New York, N.Y. - June 18, 2015 – Wade Enterprises, LLC (“Wade”) and Naked Brand Group, Inc. (OTCQB: NAKD) (“Naked” or the “Company”) today announced a partnership between NBA Miami HEAT star Dwyane Wade and Naked, the innovative inner fashion and lifestyle brand. The 3-time NBA Champion, 11-time All Star and Olympic Gold Medalist will spearhead Naked’s “Role Models” campaign, join the Company's Advisory Board and serve as Creative Director for a signature collection of innerwear set to launch in 2016.

“When I first discovered Naked, I immediately loved the brand name as well as the fit and feel of the underwear,” said Dwyane Wade. “I am very excited to partner with a brand that celebrates individuality and authenticity. What you wear underneath is the foundation for how you look and feel. Naked is taking innerwear to the next level and I look forward to helping them build the brand and the business.”

Wade's lifelong passion for basketball, highly accomplished career, and his growing track record of success in fashion truly embody Naked’s brand philosophy.

“We are so thrilled to be partnering with Dwyane. He exemplifies the authentic character and personal success story that is core to the Naked bra and,” said Carole Hochman, the Chief Executive Officer, Chief Creative Officer and Chairwoman of Naked. “I admire his commitment to style, the success of his other fashion and apparel partnerships and his intent to identify and partner with the emerging brands that will be the leaders of tomorrow. Dwyane is a proven champion on the court, but he also has a passion for style. The more I have gotten to know him and his strong personal sense of fashion, the more excited I am to work with him to create extraordinary products together.”

One of Wade's first initiatives with Naked will be to help launch Naked's “Role Models” campaign during summer 2015. “Naked is all about people writing their own story and being free to be e themselves. We plan to build awareness and enthusiasm for Naked and our brand philosophy by sharing and celebrating the stories of men and women who live inspiring and authentic lives,” says Joel Primus, Founder and President of Naked. “As a father, athlete and champion, whose personal motto is ‘Make Your Own Way,’ Dwyane is a true role model and the perfect partner for Naked.”

As part of this collaboration, Wade will also join Naked’s advisory board, specifically focusing on helping Naked build brand awareness and achieve business goals. In this capacity, Wade has agreed to share his expertise and breadth of experience as it pertains to the growth of the Company.

In 2016, Naked and Wade will launch a Wade signature collection of innerwear for men and boys. In his role as Creative Director for this product line, Wade will work closely with Carole Hochman and her design and development team to create a collection with broad global consumer appeal. “I am eager to work with Naked to design a collection that offers standout style and comfort,” said Wade.

Wade's collaboration and endorsement agreement with Naked, which includes license to Dwyane Wade’s name, image and other intellectual property, is multi-year, worldwide and exclusive in the category of Innerwear (underwear, undershirts, loungewear, sleepwear and robes).

ABOUT NAKED
Naked was founded on one basic desire, to create a new standard for how products worn close to the skin fit, feel and function. Naked has a strong and growing retail footprint for its innovative and luxurious men’s innerwear products in some of the best online and department stores in North America. In 2014, renowned designer and sleepwear pioneer, Carole Hochman, joined Naked as Chief Executive Officer, Chief Creative Officer and Chairwoman with the goal of growing Naked into a global lifestyle brand. Naked is now headquartered in New York City, has expanded its men’s collections and has developed amazing women’s intimate apparel, sleepwear and loungewear collections – the kind of extraordinary products for which Carole Hochman has been admired for years. The first of these women’s collections will be available online and at retail during 2015. In the future, Naked plans to expand into other apparel and product categories that can exemplify the mission of the brand, such as activewear, swimwear, sportswear and more.

ABOUT DWYANE WADE
Dwyane Wade is a three-time NBA Champion (2006, 2012, 2013) and eleven-time All-Star selection with the Miami HEAT. In 2006, three years after first joining the HEAT as the No. 5 overall Draft pick, he led the team to Miami’s first-ever NBA Championship and was named MVP of the Finals. In 2012 and 2013, Dwyane won his second and third NBA Championships. In 2004, he created the Wade’s World Foundation, which provides support to various educational, health and family service programs, in particular those that benefit underserved communities in Miami and his hometown of Chicago. In 2011, Wade was appointed to President Obama’s Fatherhood Task Force. In September 2012, he became a New York Times Best-Selling author, with the release of his first book, A FATHER FIRST: How My Life Became Bigger than Basketball. Dwyane has partnerships with Hublot, Stance, The Tie Bar, Gatorade, MISSION Athletecare, Pepperidge Farm, The Collection, and serves as Chief Brand Officer for Li-Ning.

MEDIA CONTACTS

For Naked:
Lauren Weissman
EFG :: Entertainment Fusion Group
lweissman@efgpr.com
646.336.6420

For Dwyane Wade:
Amy Jacobs
Rubenstein Communications
ajacobs@rubenstein.com
212.843.8077

Forward Looking Statements
This news release contains forward-looking statements, which reflect the expectations of management of the Company with respect to potential future events. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, (i) Naked’s launch of Naked's “Role Models” campaign during Summer 2015; and (ii) the launch a Wade signature collection of innerwear for men and boys. These forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in the Company’s key markets; the Company’s inability to effectively manage the growth and the increased complexity of its business; the Company’s highly competitive market and increasing competition in the market; the Company’s inability to deliver its products to the market and to meet customer expectations due to problems with its distribution system; the Company’s failure to maintain the value and reputation of its brand; the Company’s failure to raise the capital necessary to carry out its business plan and operations; and other risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission and available at www.sec.gov. These forward-looking statements are made as of the date of this news release, and the Company disclaims any intent or obligation to update the forward-looking statements, or to update the reasons why actual results, performance or developments could differ from those anticipated in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.